As filed with the Securities and Exchange Commission on February 7, 2023

Registration No. 333-178115

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Sony Group Kabushiki Kaisha

(Exact name of Registrant as specified in its charter)

Sony Group Corporation

(Translation of Registrant’s name into English)

Japan	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o 7-1, Konan 1-chome
Minato-ku
Tokyo 108-0075
Japan

(Address of principal executive offices)

The Twenty-Second Series of Stock Acquisition Rights for

Shares of Common Stock of Sony Corporation

The Twenty-Third Series of Stock Acquisition Rights for

Shares of Common Stock of Sony Corporation

(Full title of the plans)

Sony Corporation of America
25 Madison Avenue, 26th Floor
New York, New York 10010
Attn.: Office of the General Counsel
212-833-5893

(Name, address and telephone number of agent for service)

Copy to:

Michael J. Albano, Esq.

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

Sony Group Corp. Post-Effective Amendment

No. 1 to the Registration Statement on

Form S-8 (Registration No. 333- 178115).

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (Registration No. 333- 178115) filed by Sony Corporation (the “Registrant”) with the U.S. Securities and Exchange Commission on November 22, 2011 (the “Registration Statement”) to register 835,300 shares of the Common Stock of the Registrant (the “Twenty-Second Series Shares”) to be issued upon exercise of the Twenty-Second Series of Stock Acquisition Rights for Shares of Common Stock of Sony Corporation (the “Twenty-Second Series Stock Acquisition Rights”) and 1,702,200 shares of Common Stock of the Registrant (the “Twenty-Third Series Shares”) to be issued upon exercise of the Twenty-Third Series of Stock Acquisition Rights for Shares of Common Stock of Sony Corporation (the “Twenty-Third Series Stock Acquisition Rights”). As of the date hereof, (a) none of the Twenty-Second Series Stock Acquisition Rights remain outstanding, and no additional Twenty-Second Series Shares will be issued and (b) none of the Twenty-Third Series Stock Acquisition Rights remain outstanding, and no additional Twenty-Third Series Shares will be issued.

In accordance with the Registrant’s undertaking in Part II, Item 9(a)(3) of the Registration Statement, the Registrant hereby amends the Registration Statement to remove from registration all of the Twenty-Second Series Shares and Twenty-Third Series Shares that remain unsold or otherwise unissued, if any, and to terminate the effectiveness of the Registration Statement.

Sony Group Corp. Post-Effective Amendment

No. 1 to the Registration Statement on

Form S-8 (Registration No. 333- 178115).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Japan as of the 2nd day of February, 2023.

SONY GROUP CORPORATION

By:	Kazushi Ambe
Kazushi Ambe
Senior Executive Vice President, Corporate Executive Officer, Officer in charge of Human Resources and General Affairs

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and as of the dates indicated:

Name	Title	Date

/s/ Kenichiro Yoshida	Chairman, President and Chief Executive Officer, Representative Corporate Executive Officer, Member of the Board	February 2, 2023
Kenichiro Yoshida

/s/ Hiroki Totoki	Executive Deputy President and Chief Financial Officer, Representative Corporate Executive Officer, Member of the Board	February 2, 2023
Hiroki Totoki

/s/ Shuzo Sumi	Chairman of the Board	February 2, 2023
Shuzo Sumi

/s/ Yoshihiko Hatanaka	Vice Chairman of the Board	February 2, 2023
Yoshihiko Hatanaka

/s/ Tim Schaaff	Member of the Board	February 2, 2023
Tim Schaaff

Sony Group Corp. Post-Effective Amendment

No. 1 to the Registration Statement on

Form S-8 (Registration No. 333- 178115).

/s/ Toshiko Oka	Member of the Board	February 2, 2023
Toshiko Oka

/s/ Sakie Akiyama	Member of the Board	February 2, 2023
Sakie Akiyama

/s/ Wendy Becker	Member of the Board	February 2, 2023
Wendy Becker

/s/ Keiko Kishigami	Member of the Board	February 2, 2023
Keiko Kishigami

/s/ Joseph A. Kraft Jr.	Member of the Board	February 2, 2023
Joseph A. Kraft Jr.

/s/ Mark E. Khalil	Senior Vice President, Sony Group Corporation; President Sony Corporation of America	February 2, 2023
Mark E. Khalil

Sony Group Corp. Post-Effective Amendment

No. 1 to the Registration Statement on

Form S-8 (Registration No. 333- 178115).